CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Performance Securities	$5,000,000	$196.50
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement (To Prospectus dated March 27, 2006 and Prospectus Supplement Dated March 7, 2008)

Performance Securities

Linked to a strengthening U.S. dollar versus a Currency Basket

UBS AG $5,000,000 Securities Linked to a currency Basket against the U.S. dollar due April 11, 2012

Investment Description

These Performance Securities provide potentially enhanced returns based on a positive performance of the U.S. dollar versus a basket of currencies (the “Basket”). The Basket is composed of three currencies: the Euro (EUR), the New Zealand dollar (NZD) and the Japanese yen, (JPY) (each a “Basket Currency” and collectively the “Basket Currencies”). The Securities are not subject to a maximum gain and accordingly, your return at maturity will be determined by the amount by which the U.S. dollar appreciates or depreciates relative to the Basket. Investing in the Securities is subject to significant risks, including a potential loss of up to 100% of principal.

Features
☐	Potential enhanced returns linked to the appreciation of the USD relative to the Basket, with one for one downside exposure
☐	Exposure to the U.S. dollar relative to the Euro, Japanese yen and New Zealand dollar.
☐	190% Participation Rate

Key Dates

Trade Date	April 8, 2008
Settlement Date	April 11, 2008
Final Valuation Date	April 5, 2012
Maturity Date	April 11, 2012
Security Offering

We are offering Performance Securities Linked to the appreciation of the U.S dollar versus a basket of currencies. The Securities do not bear interest and, accordingly, any return at maturity will be determined by the appreciation or depreciation of the U.S dollar relative to the Euro, New Zealand dollar and Japanese yen. If the Basket Return, which is linked to the performance of the U.S. dollar relative to the Basket, is positive on the Final Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the Securities plus an additional amount equal to the principal amount of the Securities multiplied by the product of 190% (the “Participation Rate”) and the appreciation of the Basket (that is, the amount by which the Basket Return exceeds zero). If the Basket Return on the Final Valuation Date is zero or negative, then the investor will receive at maturity the principal amount of the Securities minus an amount based on the depreciation of the Basket (that is, the amount by which the Basket Return is below zero). Since the Securities are not principal protected even if held to maturity, investors may lose their entire investment in the Securities if the Basket Return is negative. The Securities do not bear interest. The Securities are offered at a minimum investment of $ 1,000. The CUSIP for the Securities is 902644434 and the ISIN is US9026444342.

See “Final Terms” on page 3. The Securities we are offering will have the terms set forth in the accompanying prospectus supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this Pricing Supplement. See “Key Risks” beginning on page 7 and the more detailed “Risk Factors” beginning on page PS-7 of the accompanying prospectus supplement relating to the Securities for risks related to an investment of the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this Pricing Supplement, or the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS
Per Security	$10.00	$0.225	$9.775
Total	$5,000,000	$112,500	$4,887,500

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated April 8, 2008

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and a currency and commodity supplement for the various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated March 7, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000148/v104761_695x4-424b2.htm

♦	Currency and Commodity Supplement dated March 7, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000145/v104767_695x5-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refers to the Performance Securities Linked to a Currency Basket that are offered hereby. Also, references to the “prospectus supplement” mean the UBS prospectus supplement titled “Securities Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities”, dated March 7, 2008, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement, dated March 7, 2008 and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the performance of the U.S. dollar relative to the Euro, Japanese yen and New Zealand dollar
♦	You believe the U.S. dollar will appreciate relative to the Euro, Japanese yen and New Zealand dollar
♦	You are willing to invest in securities that offer no principal protection, and are willing to risk losing up to 100% of your investment
♦	You do not seek current income from this investment
♦	You are willing to hold the Securities to maturity, and are aware that there may be little or no secondary market for the Securities
♦	You are willing to invest in the Securities based on the Participation Rate

The Securities may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to the U.S. dollar relative to the Euro, Japanese yen and New Zealand dollar
♦	You believe that the U.S. dollar will not appreciate, or will decline, relative to the Euro, Japanese yen and New Zealand dollar
♦	You seek an investment that is 100% principal protected
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investments
♦	You seek an investment for which there will be an active secondary market, or are unable or unwilling to hold the Securities to maturity

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 7 and more detailed “Risk Factors” beginning on page PS-7 of the Prospectus Supplement relating to the Securities for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, Jersey Branch
Issue Size	$5,000,000
Issue Price	$10 per Security; minimum purchase 100 Securities ($1,000 minimum investment)
Term	4 years
Basket	The Euro (EUR), the New Zealand dollar (NZD) the Japanese yen (JPY) (each a “Basket Currency” and collectively the “Basket Currencies”).
Basket Currency Weighting	For each Basket Currency as set forth below:
EUR/USD Spot Rate 33.34%
NZD/USD Spot Rate 33.33%
USD/JPY Spot Rate 33.33%
Participation Rate	190%
Protection Percentage	None
Payment at Maturity	If the Basket Return is positive, you will receive a cash payment for each Security, equal to:
$10 + [$10 × Participation Rate × Basket Return]
If the Basket Return is zero or negative, you will lose 1% of the principal amount of your Securities for every 1% that the Basket Return is below zero. Accordingly, you will receive a cash payment for each Security, equal to:
$10 + [$10 × Basket Return]
Basket Return	A percentage equal to:
Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	100
Basket Ending Level	The Basket closing level on the Final Valuation Date, equal to 100 × (1 plus the sum of the Weighted Currency Returns)
Weighted Currency	For each Basket Currency:
Return	Currency Return × Basket Currency Weighting
Currency Return
For EUR/USD and NZD/USD Spot Rates:	Initial Spot Rate – Final Spot Rate Initial Spot Rate
For USD/JPY Spot Rate:	Final Spot Rate – Initial Spot Rate Final Spot Rate

Final Spot Rate	For each Basket Currency, the spot rate for the Basket Currency relative to the U.S. Dollar on the Final Valuation Date, determined by the calculation agent as set forth in the prospectus supplement.
Initial Spot Rate	For each Basket Currency the, the spot rate determined by the calculation agent as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers at approximately 11:30 a.m. New York City Time on April 1, 2008 .
Initial Spot Rates,	EUR/USD 1.5614
as determined on	NZD/USD 0.7817
April 1, 2008	USD/JPY 101.77
CUSIP	902644434
ISIN	US9026444342
Determining Payment at Maturity

If the Basket Return is zero or negative, you will lose 1% of the principal amount of your Securities for every 1% that the Basket Return is below zero. Accordingly, your Payment at Maturity per Security will be calculated as follows:

$10 + [$10 × Basket Return]

You could lose up to 100% of your Investment in the Securities depending on how much the value of the Basket declines

How will your payment at maturity be calculated?

Your payment at maturity will depend on the Basket Ending Level relative to the Basket Starting Level.

♦	If the Basket Ending Level is more than the Basket Starting Level (i.e. the Basket Return is positive), you will receive your principal amount plus an additional amount based on the Basket Return multiplied by the Participation Rate.
♦	If the Basket Ending Level is less than or equal to the Basket Starting Level of 100 (i.e. the Basket Return is zero or negative), you will lose 1% of principal for every 1% decline in the value of the Basket.

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The EUR Currency Return is the difference between the EUR/USD Initial Spot Rate and the EUR/USD Final Spot Rate relative to the EUR/USD Initial Spot Rate, expressed as a percentage and calculated as follows:

EUR Currency Return  =
EUR/USD Initial Spot Rate – EUR/USD Final Spot Rate

EUR/USD Initial Spot Rate

An increase in the value of the U.S. dollar relative to the Euro is expressed as a decrease in the EUR/USD spot rate.

The NZD Currency Return is the difference between the NZD/USD Initial Spot Rate and the NZD/USD Final Spot Rate relative to the NZD/USD Initial Spot Rate, expressed as a percentage and calculated as follows:

NZD Currency Return  =
NZD/USD Initial Spot Rate – NZD/USD Final Spot Rate

NZD/USD Initial Spot Rate

An increase in the value of the U.S. dollar relative to the New Zealand dollar is expressed as a decrease in the NZD/USD spot rate.

The JPY Currency Return is the difference between the USD/JPY Initial Spot Rate and the USD/JPY Final Spot Rate relative to the USD/JPY Initial Spot Rate, expressed as a percentage and calculated as follows:

JPY Currency Return  =
USD/JPY Final Spot Rate – USD/JPY Initial Spot Rate

USD/JPY Final Spot Rate

An increase in the value of the U.S. dollar relative to the Japanese yen is expressed as an increase in the USD/JPY spot rate.

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level will be calculated as follows:

100 × [1 + (0.3334 × EUR Currency Return) + (0.3333 × NZD Currency Return) +
(0.3333 × JPY Currency Return)]

Step 3: Calculate the Basket Return

Basket Return  =
Basket Ending Level – Basket Starting Level

Basket Starting Level

Step 4: Calculate the payment at maturity.

If the Basket Return is positive, your Payment at Maturity will be calculated as follows:

$10 + [$10 × Participation Rate × Basket Return]

If the Basket Return is zero or negative, your Payment at Maturity will be calculated as follows:

$10 + [$10 × Basket Return]

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples are based on a Participation Rate of 190% and a range of the hypothetical Basket Returns from +100% to -100%.

Hypothetical Performance at Maturity

Participation Rate: 190%, if the Basket Return is positive.

Hypothetical Final Basket Value	% Change from the Initial Basket Value	Payment at Maturity in % of Principal Amount	Total Amount Payable at Maturity per Security	Total Rate of Return on Securities
0	-100%	0.00%	$ 0.00	-100.00%
10	-90%	10.00%	$ 1.00	-90.00%
20	-80%	20.00%	$ 2.00	-80.00%
30	-70%	30.00%	$ 3.00	-70.00%
40	-60%	40.00%	$ 4.00	-60.00%
50	-50%	50.00%	$ 5.00	-50.00%
60	-40%	60.00%	$ 6.00	-40.00%
70	-30%	70.00%	$ 7.00	-30.00%
80	-20%	80.00%	$ 8.00	-20.00%
90	-10%	90.00%	$ 9.00	-10.00%
100	0%	100.00%	$10.00	0.00%
101	1%	101.90%	$10.19	1.90%
102	2%	103.80%	$10.38	3.80%
103	3%	105.70%	$10.57	5.70%
104	4%	107.60%	$10.76	7.60%
105	5%	109.50%	$10.95	9.50%
106	6%	111.40%	$11.14	11.40%
107	7%	113.30%	$11.33	13.30%
108	8%	115.20%	$11.52	15.20%
109	9%	117.10%	$11.71	17.10%
110	10%	119.00%	$11.90	19.00%
120	20%	138.00%	$13.80	38.00%
130	30%	157.00%	$15.70	57.00%
140	40%	176.00%	$17.60	76.00%
150	50%	195.00%	$19.50	95.00%
160	60%	214.00%	$21.40	114.00%
170	70%	233.00%	$23.30	133.00%
180	80%	252.00%	$25.20	152.00%
190	90%	271.00%	$27.10	171.00%
200	100%	290.00%	$29.00	190.00%

Hypothetical Examples(1):

The following payment examples for the Securities show scenarios for the payment at maturity of the Securities, illustrating positive and negative Basket Returns. The following examples are, like the above, based on a hypothetical Participation Rate of 190%, as well as hypothetical Final Spot Rates (the actual Final Spot Rates will be determined on the Final Valuation Date), for the Basket Currencies, and the Basket Ending Level and Basket Return resulting therefrom. The hypothetical Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of illustration only, are not associated with UBS Research forecasts for any Basket USD/Currency exchange rates and should not be taken as indicative of the future performance of any Basket Currency.

Example A: The Level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, The Basket Return is 10%, calculated as follows:

(110 - 100)/100 = 10%

Because the Basket Return is equal to 10%, which is positive, the payment at maturity is equal to $11.90 per $10.00 principal amount of security calculated as follows:

$10 + ($10 x 190% x 10%) = $11.90

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on April 1, 2008)	Final Spot Rate (on Final Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
EUR	1.5614	1.4053	0.1000	33.34%	0.0333
NZD	0.7817	0.7426	0.0500	33.33%	0.0167
JPY	101.77	119.73	0.1500	33.33%	0.0500

Sum of Weighted Currency Returns =	0.1000
Basket Ending Level = 100 (1+ Sum of Weighted Currency Returns) =	110.00

Example B: The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is -10% as follows

(90 - 100)/100 = -10%

Because the Basket Return is equal to -10%, which is negative, Payment at Maturity is equal to $9 per $10 Security (a loss of 1$ in principal per $10 Security),

$10 + [$10 x -10%] = $9.00

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on April 1, 2008)	Final Spot Rate (on Final Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
EUR	1.5614	1.6395	-0.0500	33.34%	-0.0167
NZD	0.7817	0.8599	-0.1000	33.33%	-0.0333
JPY	101.77	88.50	-0.1500	33.33%	-0.0500

Sum of Weighted Currency Returns =	-0.1000
Basket Ending Level = 100 (1+ Sum of Weighted Currency Returns) =	99.00
(1)	For an initial investment of $1,000 your payment at maturity, per security, should be multiplied by 100.

Hypothetical Historical Performance

The following chart shows the hypothetical Basket Ending Level at then end of each month in the period from November 30, 1998, through the month ending March 31, 2008 using a Basket Ending Level indexed to 100 on April 01, 2008 based upon Initial Spot Rates determined on that day. As of April 01, 2008 at approximately 11:30 a.m. New York City time., the EUR/USD Spot Rate was 1.5614, the NZD/USD spot Rate was 0.7817 and the USD/JPY Spot Rate was 101.77. The Basket Ending Level for any prior day was obtained using the calculation of the Basket Ending Level described above. For purposes of the Securities, the Basket Starting Level is indexed to 100. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Basket Level on any given day.

Hypothetical Historical Basket Ending Level

Historical performance is not indicative of future performance. There can be no assurance that the performance of the individual Index Currencies in the 1997 – 2008 periods to date will be repeated in whole or in part.

Key Risks
♦	No Principal Protection — You may lose some or all of your principal — The Securities combine features of equity and debt. The Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or any interest during the term of the Securities. Instead, we will pay you in cash at maturity an amount based on the performance of the Basket Currencies. If the Basket Return is negative, you may lose up to 100% of the principal amount of your Securities at maturity.
♦	Market risk — The return on the Securities at maturity is linked to the performance of the Basket Currencies relative to U.S. dollar, and will depend on whether, and the extent to which, such currencies depreciate against the U.S. dollar. The Basket Return will be based on the performance of the U.S. dollar versus each of the Basket Currencies during the term of the Securities. The value of the Basket will be affected by movements in the value of the Basket Currencies against the dollar.
♦	No interest payments — You will not receive interest payments on the Securities over the term of the Securities.
♦	Changes in the levels of the Basket Currencies may offset each other — The Securities are linked to a weighted Basket composed of the Basket Currencies. At a time when the level of one or more currencies in the Basket increases, the level of one or more currencies in the Basket may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the currencies in the Basket may be moderated, or offset, by lesser increases or declines in the level of one or more other currencies in the Basket.
♦	The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦	Credit of UBS — An investment in the Securities is subject to the creditworthiness of UBS and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
♦	Owning the Securities is not the same as owning a foreign exchange contract on the Basket Currencies — The return on your Securities may not reflect the return you would realize if you actually purchased a foreign exchange contract on the Basket Currencies.
♦	The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the EUR/USD spot rate, the NZD/USD spot rate and the USD/JPY spot rate on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:
♦	supply and demand for the Securities, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;
♦	Euro, Japanese yen, New Zealand dollar and U.S. dollar interest rates;
♦	the time remaining to the Final Valuation Date;
♦	the creditworthiness of UBS; and
♦	volatility of the EUR/USD spot rate, the NZD/USD spot rate and the USD/JPY spot rate.
♦	The EUR/USD spot rate, the NZD/USD spot rate and the USD/JPY spot rate will be influenced by unpredictable factors which interrelate in complex ways — The EUR/USD spot rate, the NZD/USD spot rate and the USD/JPY spot rate are a result of the supply of, and demand for, each currency, and changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in Japan, the European Monetary Union and New Zealand and the United States. These conditions include, for example, the overall growth and performance of the economies of the United States, Japan, the European Monetary Union and New Zealand, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, Japan, the European Monetary Union and New Zealand, market interventions by the Federal Reserve Board or the respective central banks of Japan, the European Monetary Union and New Zealand, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the U.S., Japan, the European Monetary Union and New Zealand, the stability of the government of the United States and the governments of Japan, the European Monetary Union and New Zealand, and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States or Japan, the European Monetary Union and New Zealand are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or Japan, the European Monetary Union and New Zealand, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events.

Certain relevant information relating to Japan, the European Monetary Union and New Zealand may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Securities should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies and must be prepared to make special efforts to obtain such information on a timely basis.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Securities are likely to trade differently from the market price of the Basket Currencies, and changes in the market price of the Basket Currencies are not likely to result in comparable changes in the market value of your Securities.

♦	The liquidity, trading value and amounts payable under the securities could be affected by the actions of the governments of the United States, European Monetary Union, New Zealand and Japan — Exchange rates of most economically developed nations, including those of the European Monetary Union, New Zealand and Japan, are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including those of the United States, European Monetary Union, New Zealand and Japan, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Euro, Japanese yen, the New Zealand dollar, the U.S. dollar or any other currency.
♦	Legal and regulatory risks — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket and, consequently, on the value of the Securities.

♦	Currency markets may be volatile — Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Securities could be affected by action of the governments of the European Monetary Union, New Zealand and Japan. These factors may affect the values of the component currencies reflected in the Basket and the value of your Securities in varying ways, and different factors may cause the values of the underlying currencies, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.
♦	The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
♦	The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.
♦	Historical performance of the EUR/USD spot rate, the NZD/USD spot rate and the USD/JPY spot rate should not be taken as an indication of its future performance of the Basket Currencies during the term of the Securities — It is impossible to predict whether any of the EUR/USD spot rate, the NZD/USD spot rate, or the USD/JPY spot rate will rise or fall. The EUR/USD spot rate, the NZD/USD spot rate and the USD/JPY spot rate will be influenced by complex and interrelated political, economic, financial and other factors.
♦	Trading and other transactions by UBS or its affiliates in the foreign exchange and currency derivative market may impair the value of the Securities — We or one or more of our affiliates may hedge our foreign currency exposure from the Securities by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the EUR/USD spot rate, the NZD/USD spot rate and the USD/JPY spot rate and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or our affiliates may also engage in trading in instruments linked to the EUR/USD spot rate, the NZD/USD spot rate and the USD/JPY spot rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the EUR/USD spot rate, the NZD/USD spot rate and the USD/JPY spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

♦	There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-24 of the prospectus supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Currencies has occurred or is continuing on a day when the calculation agent will determine the Basket Ending Level for a particular Basket Currency. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.
♦	The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the Euro, the New Zealand dollar and the Japanese yen currencies that are not for the account of holders of Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.
♦	Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Basket to which the Securities are linked or the value of the Securities.
♦	You must rely on your own evaluation of the merits of an investment linked to the Basket Currencies — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the currency exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future currency exchange rate.
♦	Even though the Euro, the New Zealand dollar, the Japanese yen and the U.S. dollar are traded around-the-clock, if a secondary market develops, the Securities may trade only during regular trading hours in the United States — The spot market for the Euro, the New Zealand dollar, the Japanese yen and the U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Securities may not conform to the hours during which the Euro, the New Zealand dollar, the Japanese yen and the U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for the Euro, the New Zealand dollar, the Japanese yen and the U.S. dollar remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Securities on such exchange.
♦	The payment formula for the Securities will not take into account all developments in the Basket Currencies — Changes in the Basket Currencies during the term of the Securities before the Final Valuation Date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the Basket Starting Level on the Trade Date and the Basket Ending Level on the Final Valuation Date. No other levels will be taken into account. As a result, the Basket Return may be less than zero even if the Basket Currencies have moved favorably at certain times during the term of the Securities before moving to an unfavorable level relative to the Basket Staring Level on the Final Valuation Date.

You are urged to review “Risk Factors” in the prospectus supplement related to this offering for a more detailed description of the risks related to an investment in the Securities.

What are the tax consequences of the Securities?

The tax treatment of your Securities is described under “9. Currency-Linked Securities that Should be Treated as Derivative Contracts” in “Supplemental U.S. Tax Considerations” on page PS-40 of the prospectus supplement. Some of the tax consequences of your investment in the Securities are summarized below, but we urge you to read the more detailed discussion in the prospectus supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid derivative contract in respect of the Basket and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. If your Securities are so treated, you should recognize gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for them. The gain or loss would generally be ordinary gain or loss but might be capital gain or loss if you make the election described on page PS-40 of the prospectus supplement to treat such gain or loss as capital gain or loss. Therefore, to obtain capital gain or loss treatment, you must make a valid election before the close of the day on which you acquire your Securities. The election may be made by clearly identifying the Securities as being subject to such election in your books and records on the date that you acquire your Securities. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Securities, (iii) describe your Securities and state the date on which the Securities were exercised, sold or exchanged, (iv) state that your Securities were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfying the election and verification requirements if you acquire, hold and dispose of your Securities in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date that the account was established may be recorded in the account, (ii) transactions involving the Securities are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B).” If the election is effective, such capital gain or loss will generally be long term capital gain or loss at maturity or if you have held your Securities for more than one year at the time of the sale, exchange or maturity of your Securities. The effectiveness of the election turns in part on whether the Securities are properly viewed as a “forward contract” within the meaning of the relevant statutory language. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Securities as capital gain or loss.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. You are urged to consult your tax advisers concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “9. Currency-Linked Securities that Should be Treated as Derivative Contracts” in “Supplemental U.S. Tax Considerations”

on page PS-40 of the prospectus supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2007 (audited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	405,220	357,457
Total Debt	405,220	357,457
Minority Interest(2)	6,951	6,132
Shareholders’ Equity	35,585	31,391
Total capitalization	447,756	394,979
(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position based on remaining maturities.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.88213 (the exchange rate in effect as of December 31, 2007).

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-657-9836.